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                                                                   EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 28, 2006 by and between Omrix Biopharmaceuticals, Inc., a Delaware corporation (the "Company") and Nanci I Prado (the "Executive").

            In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Term of Employment; Executive Representation.

a. Employment Term. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for a period commencing on August 28, 2006 (the "Effective Date") and ending on the third anniversary of the Effective Date (including any extensions thereof as detailed below, the "Employment Term") on the terms and subject to the conditions set forth in the Agreement. Unless earlier terminated in accordance with the terms hereof, on the third anniversary of the Effective Date the Employment Term will be automatically extended for successive one year terms, unless the Company or the Executive gives the other party 90 days' prior written notice of an intention not to renew the agreement.

b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.    Position; Place of Performance.

a. During the Employment Term, Executive shall serve as Vice President, General Counsel and Secretary of the Company. In such position, Executive shall have such duties and authority commensurate with such position as shall be reasonably assigned to her by the Chief Executive Officer ("CEO") and the Company's Board of Directors and shall be given such executive and administrative powers and authority as may be needed to carry out those duties. The Executive shall report to the CEO. Executive's responsibilities will be those customary for the position of Vice President, General Counsel and Secretary.

b. During the Employment Term, Executive shall devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation (including in an advisory capacity, consulting capacity, or otherwise) for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that


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Executive shall be permitted to participate in such charitable and community-related activities as Executive may choose; provided further that such services do not interfere or conflict with her duties hereunder.

c. During the Employment Term, Executive shall be located in the Company's offices in New York, New York, except for required travel on the Company's business.

3.    Compensation.

a. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $210,000 (less applicable withholding taxes), payable in regular installments in accordance with the Company's usual payment practices but no less than monthly. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the CEO and the Board.

b. With respect to each year during the Employment Term, provided the Executive is employed and in good standing at the time bonuses are distributed, Executive shall be eligible to receive an annual bonus award (an "Annual Bonus") calculated based on Company and individual performance measures established by the Board each year. During the Employment Term, the Executive's target annual bonus award shall be 40% of her Base Salary and the Executive may receive between 10% and her target percentage (pro-rated to reflect the partial year of employment), based on the level of achievement of such performance measures as determined in the sole discretion of the CEO, as approved by the Compensation Committee.

c. During the Term of the Executive's employment hereunder, the Executive shall be eligible to participate in the Company's 2006 Equity Incentive Plan or its successor plan (the "Equity Incentive Plan") in accordance with the terms and conditions of the Equity Incentive Plan. Except as set forth in paragraph 3(d) below, the decision to grant any award to the Executive pursuant to the Equity Incentive Plan, and the amount of any such award, shall be within the sole discretion of the Company's Board of Directors.

d. The Company shall cause the Executive to be granted stock options to purchase 36,000 shares of Company common stock pursuant to the Equity Incentive Plan (the "Stock Options") as soon as practicable following the Effective Date. The exercise price of the Stock Options shall be the fair market value of the Stock Options on the date of grant, and the Stock Options shall vest over four years, with 9,000 Stock Options vesting each year based on continued employment (subject to acceleration upon a Change in Control, as set forth in paragraph 6(c)(iii) herein below). The complete terms and condition of the Stock Options shall be set forth in a separate stock option agreement between the Executive and the Company.

4. Business Expenses. During the Employment Term, reasonable, documented business travel expenses and other business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies, including without limitation, documented expenses up to a total aggregate of US$3,500 incurred by Executive in connection with complying with mandatory continuing legal credit courses per year and bar association dues for the states of New York and California.


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5. Benefits; Vacation. The Company does not currently maintain any employee benefits plans, and has agreed to pay directly, or reimburse the Executive, for the Executive's actual, documented costs in connection with: (i) establishing and maintaining a 401(k) plan or other comparable deferred tax savings plan for the benefit of the Executive, up to a maximum of $1,000 a year; and (ii) purchasing health insurance coverage if the Executive is not otherwise entitled to health insurance coverage through her spouse's employer. If such health insurance coverage is obtained by the Company for the Executive, the cost of such coverage will be reduced from the Base Salary paid to Executive. The Executive shall be solely responsible for any income tax liability resulting from this Company payments or reimbursements. During the first year of the Employment Term, the Executive shall be entitled to fifteen (15) paid vacation days per calendar year, which amount shall be pro-rated for any partial calendar year during which the Executive is employed by the Company and eighteen (18) paid vacation days for each subsequent calendar year of the Employment Term. Executive shall accrue such vacation days in accordance with the policies of the Company as in effect from time to time. Executive shall also be entitled to all U.S. Federal holidays. The Company shall provide Executive with the right to participate in and to receive benefits from accident, disability, medical, pension, bonus, stock, profit-sharing and savings plans and similar benefits made available to all employees of the Company located in the United States or all other Company executives as such plans and benefits may be adopted by the Company.

6. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive and the Company will be required to give the other party hereto at least 30 days advance written notice of any resignation or termination, as the case may be of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause; By Executive for any Reason (other than Good Reason); Expiration of the Employment Term.


      (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or by the Executive for any reason (other than Good Reason (as defined below)), subject to the notice period required by this Section 6.

For purposes of this Agreement, "Cause" shall mean: (i) the habitual, intentional or willful failure of by the Executive to render services to the Company in accordance with her reasonably assigned duties and responsibilities under this Agreement (other than any such failure resulting from the Executive's Disability); (ii) willful misconduct or gross negligence of the Executive in the performance of her duties and reasonably assigned responsibilities for the Company or any of its subsidiaries or affiliates under this Agreement; (iii) the Executive's conviction of, or plea of guilty or nolo contendre to, a felony, whether or not committed in the course of performing her duties for the Company or any of its subsidiaries or affiliates; (iv) the Executive's disloyalty, deliberate dishonesty, breach of fiduciary duty or material breach of the terms of this Agreement; (v) the commission by the Executive of embezzlement, theft or any other fraudulent act or omission; (vi) the commission by the Executive of any act or omission in violation of the


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reasonable rules or policies of the Company that results in material loss, damage or injury to the Company or any of its subsidiaries or affiliates or materially adversely affects the business activities, reputation, goodwill or image of the Company or any of its subsidiaries or affiliates; (vii) the unauthorized disclosure by the Executive of any "Confidential Information," as that term is defined in the Undertaking or any other breach of the Undertaking (defined below) other than as is reasonably believed to comply with lawful legal or administrative process; (viii) the commission by the Executive of any act that constitutes unfair competition with the Company or any of its subsidiaries or affiliates; (ix) the material breach by the Executive of any agreement to which she and the Company or any of its subsidiaries or affiliates are parties that results in material loss, damage or injury to the Company or any of its subsidiaries or affiliates, or materially adversely affects the business activities, reputation, goodwill or image of the Company or any of its subsidiaries or affiliates; provided, that in the event of (i) above, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have thirty (30) business days to cure such event.

      (ii) If Executive's employment is terminated by the Company for Cause, or if Executive terminates her employment hereunder for any reason other than Good Reason (as defined below), Executive shall be entitled to receive the following amounts (collectively, the "Accrued Obligations"):

      (A) the Base Salary through the date of termination;


      (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed full calendar year;


      (C) any vacation days earned but unpaid as of the termination date for previously completed calendar year;


      (D) any vacation days earned but not taken; and


      (E) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination.

            In addition, if the Employment Term and Executive's employment under this Agreement is terminated by reason of the expiration of the Employment Term following a notice of non-renewal by the Company or Executive, Executive shall be entitled to receive the Accrued Obligations.

            Following such termination of Executive's employment by the Company for Cause, by Executive for any reason other than Good Reason (as defined below), or by reason of the expiration of the Employment Term, except as set forth in this Section 6(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

            b. Good Reason. Executive shall have the right to terminate this Agreement for Good Reason. Good Reason shall mean: (A) the failure to elect or reelect the Executive to the position of Vice


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                  President, General Counsel or the removal of the Executive from such position (other than due to a termination of her employment at the end of the Employment Term by a 90 days notice as stipulated in section 1. a above, a termination for Cause, without Cause, or as a result of Disability, death or the Executive's resignation without Good Reason); (B) a change in the reporting structure so that the Executive reports to a person other than the Chief Executive Officer; (C) the relocation of the offices of the Company at which Executive is principally located (other than a relocation within the Borough of Manhattan, or the Company's requiring the Executive to be based anywhere other than such offices; (D) any breach by the Company of its obligations under this Agreement if not remedied after 30 days' written notice from the Executive; or
                  (E) in connection with a Change in Control, the occurrence, without the Executive's written consent, of (i) the assignment to the Executive of duties inconsistent in any material respect with the Executive's position (including status, offices, the title of Vice President, General Counsel of the Company and reporting requirements), authority or responsibilities in effect immediately prior to the planning, announcement or effective date of such Change of Control or a material diminution in such position, authority or responsibilities; (ii) a reduction in the Executive's aggregate compensation (base salary, target annual bonus award and/or long-term and short-term cash incentive compensation) or aggregate benefits as in effect immediately prior to the planning, announcement or effective date of such Change of Control; (iii) the failure by the Company to (x) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health, dental and accident or disability plan and any vacation or automobile program or policy) in which the Executive participates immediately prior to such Change of Control, or continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Change of Control; (iv) the relocation of the offices of the Company at which Executive is principally located (other than a relocation within the Borough of Manhattan, or the Company's requiring the Executive to be based anywhere other than such offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change of Control; or (v) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement.

      b.    Disability or Death.


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The Employment Term and Executive's employment hereunder shall terminate upon
Executive's death or if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) months during any twelve (12) month period to perform Executive's duties, determined by the Company in its reasonable discretion (such incapacity hereinafter referred to as "Disability"). Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive the Accrued Obligations plus any Company death or disability policy or plan benefits, as may be in effect from time to time, for such circumstances.

      (i) Following Executive's termination of employment due to death or Disability, except as set forth in this Section 6(b), Executive or Executive's estate (as the case may be) shall have no further rights to any compensation or any other benefits under this Agreement.

c.    By the Company Without Cause.

      (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause.

      (ii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, and, in each case, not on or following a Change in Control (as defined below), Executive shall be entitled to receive:

      (A) the Accrued Obligations; and

      (B) continuation of the Executive's then-current Base Salary for three months.

      (iii) If Executive's employment is terminated by the Company (or its successor) without Cause (other than by reason of death or Disability) or by the Executive for Good Reason, in each case, on or following a Change in Control (as defined below), Executive shall be entitled to receive:

      (A) the Accrued Obligations;

      (B) continuation of the Executive's then-current base salary for six months, payable in one lump sum no later than 30 days following such termination date; and

      (C) all options granted to the Executive shall become immediately accelerated and fully exercisable.

            Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by the Executive for Good Reason),, except as set forth in this Section 6(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, the Company's obligation to provide the Executive the payments described in


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      this Section 6(c) shall be contingent upon Executive's continued
      compliance with the restrictive covenants set forth in Section 7.

      (iv) For purposes of this Agreement, "Change in Control" shall mean the first to occur of any of the following:


      (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);

      (B) there is consummated a merger, reorganization, recapitalization, combination or statutory share exchange or similar transaction involving or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation (a "Business Combination"), other than a Business Combination immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such Business Combination or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

      (C) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of (x) an public offering of securities of the Company by the Company or its security holders that is registered with the Securities and Exchange Commission not involving a Business Combination or (y) the consummation of any transaction or series


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      of integrated transactions immediately following which the holders of the
      Stock immediately prior to such transaction or series of transactions continue to HAVE substantially the same proportionate ownership and voting rights in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 8(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7.    Confidentiality/Non-Competition.

a. The Executive has executed a separate Employee Undertaking (the "Undertaking"), pursuant to which she agrees to be bound by certain confidentiality, non-competition, non-solicitation and other restrictive covenants and which are incorporated herein by reference.

b. The Executive hereby agrees and covenants, in addition to the provisions of the Undertaking, that she shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, member, principal, partner, shareholder, officer, director, agent, holder of financial interest, or any other individual or representative capacity, in any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated association or government entity ("Person"), whether on the Executive's own behalf or on behalf of any Person or entity or otherwise howsoever (other than as a holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company), during the Executive's employment with the Company and for a period of one (1) year following after the termination or cessation of this Agreement and of the Executive's employment with the Company for any reason, directly or indirectly engage in, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the "business of the Company or its affiliates or their successors The "business of the Company or its affiliates or their successors" is defined as the business of plasma fractionation or manufacturing, selling, researching, distributing, marketing or otherwise conducting business in any way relating to the development, manufacture, sale or distribution of plasma derivative products, including, without limitation, biological surgical or fibrin adhesives or their recombinant or monoclonal antibody analogs, whether the Company is actually engaged in such business activities or has taken action to begin engaging in such business activities, even if any related services or products are not completed or ready for marketing or distribution, at the time that this Agreement and the Executive's employment with the Company terminates.

c. The Executive acknowledges and recognizes the highly competitive nature of the business of the Company, and agrees that the covenants set forth herein, including the Undertaking, are reasonable and necessary to protect the Company's interests. It is expressly understood and agreed that although Executive and the Company consider such restrictions to be


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reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained herein and in the Undertaking is an unenforceable restriction against Executive, the provisions of this Agreement and the Undertaking shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained herein or in the Undertaking is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein.

8. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Indemnification. The Company will enter into an indemnification agreement with Executive in the form adopted by the Company's board of directors as of the date hereof.

10.   Miscellaneous.


a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the Undertaking contain the entire understanding of the parties with respect to the subject matter hereof and thereof and shall supersede any other agreements, offer terms or representations, oral or otherwise, express or implied, with respect to the subject matter hereof and thereof which have been made by either party. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement and the Undertaking may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement and/or the Undertaking shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and/or the Undertaking shall not be affected thereby.

11. Binding Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs,


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distributees, devisees and legatees of the Executive. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to a parent of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement and provided, further, that such assignment shall not affect the Executive's right to terminate for Good Reason, including upon a Change of Control.

a. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

                  Omrix Biopharmaceuticals, Inc.
                  630 Fifth Avenue
                  New York, New York, 10111
                  Attn: C.E.O.

If to Executive:  To the most recent address of Executive set forth in the personnel records of the Company.

b. Withholding Taxes. Any payments provided for hereunder shall be paid net of any applicable withholding taxes required under federal, state or local law and any additional withholding to which the Executive has agreed.


c. Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require performance after the expiration or termination of the Employment Term (including, without limitation, those under Section 7) shall survive the expiration or termination of this Agreement.


d. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


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                                      /s/ Nanci Prado
                                      ------------------------------------------
                                      Nanci Prado



                                      OMRIX BIOPHARMACEUTICALS, INC.



                                      By:      /s/ Robert Taub
                                               ---------------------------------
                                      Name:    Robert Taub
                                      Title:   Chief Executive Officer


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